Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of this 13th day of December 2021 (the “Effective Date”), by and between Genius Brands International, Inc., a company formed under the laws of the State of Nevada, with its principal place of business at 190 N. Canon Drive, 4th Floor, Beverly Hills, CA 90210 (the “Company”), and Zrinka Dekic (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, each of the Company and Executive hereby agree as follows:

1.                  Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts employment, effective as of the Effective Date.

2.                  Term. Subject to earlier termination as hereafter provided, the Executive shall be employed hereunder for a term commencing on the Effective Date and ending two (2) years thereafter, there shall be an option for one (1) additional 1-year term subject to the written agreement of the parties; it being agreed, however, that neither party is obligated to agree to an extension. The term of the Executive's employment under this Agreement, including any mutually agreed upon extension, is hereafter referred to as "the term of this Agreement" or "the term hereof." The date of termination of the Executive's employment hereunder is hereinafter referred to as the "Date of Termination."

3.                  Duties and Rights. Executive shall be employed as an executive of the Company with the title of “Chief Financial Officer and Head of Strategy and Mergers and Acquisitions”. In such capacity, Executive’s duties shall include oversight of all financial matters relating to the Company and its Subsidiaries, and such other duties commensurate with Executive’s position as may be assigned to Executive from time-to-time, subject to the control and direction of the Chief Executive Officer (“CEO”) of the Company to whom Executive shall report. During the term of this Agreement, Executive shall devote all of her business time and efforts to the affairs of the Company and its Subsidiaries. Executive shall use her best efforts to perform all such services diligently and to the best of her ability and will at all times use her best efforts to enhance the business of the Company. Notwithstanding anything herein to the contrary, nothing herein shall prohibit Executive from reasonable participation in community, charitable and industry related organization activities provided such participation does not materially interfere with the performance of Executives duties hereunder. The primary place of Executive’s employment will be at the Company’s principal executive offices, currently located in Beverly Hills, California; provided, that Executive may be required to travel on Company business from time to time as reasonably requested by the Company.

4.                  Compensation and Benefits . As compensation for all services performed by the Executive under this Agreement and subject to performance of the Executive’s duties and obligations to the Company and its Affiliates, pursuant to this Agreement:

4.1       Base Salary. During the term hereof, the Company shall pay the Executive: (a) a base salary of $380,000 for the first year of service, to be paid as (i) a lump sum Base Salary advance in the amount of $80,000 within ten days of the Effective Date and (ii) a $300,000 base salary beginning on the Effective Date and concluding on the first anniversary thereof, (b) a base salary of $405,000 beginning on the first anniversary of the Effective Date and concluding on the second anniversary thereof, and (c) a base salary of $425,000 beginning on the second anniversary of the Effective Date and concluding on the third anniversary thereof. Such base salary, as described in the previous sentence, is hereafter referred to as the “Base Salary.”

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4.2       Discretionary Bonus Compensation. During the term hereof, the Executive be eligible to receive a discretionary bonus with a target of Twenty Five Percent (25%) of Executive’s Base Salary (the “Discretionary Bonus”) for each fiscal year, prorated for any period of service less than one year, as provided herein. Executive’s entitlement to the Bonus, if any, shall be determined by the Company, in its sole discretion, based on the Executive’s performance (including but not limited to Executive’s performance against revenue and profit targets) and that of the Company and its Affiliates and such other criteria as the Compensation Committee may consider in its sole discretion. The Bonus shall be paid by the Company to the Executive annually promptly after determination that the relevant financial targets have been met but in all events prior to December 31 of the year following the year to which the applicable Bonus relates, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid promptly following the Company’s announcement of earnings. Whenever any Bonus payable to the Executive is stated in this Agreement to be prorated for any period of service less than a full year, such Bonus shall be prorated by multiplying (x) the amount of the Bonus otherwise payable for the applicable fiscal year in accordance with this Section 4.2 by (y) a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the applicable fiscal year for which the Executive was employed by the Company. Any compensation paid to the Executive as Bonus shall be in addition to the Base Salary, as well as participation in any other incentive, stock option, stock purchase, profit sharing, deferred compensation, bonus compensation or severance plan, program or arrangement which the Company or any of its Affiliates may adopt or continue from time to time for which the Executive is eligible, each as in accordance with any subscription agreement, stock option plan, and stock option agreement identified, from time to time.

4.3       Equity-Based Awards. Executive will also be eligible to participate in the Genius Brands International, Inc. 2020 Incentive Plan which, provides for, among other incentives, the grant of stock options and restricted stock units (“RSUs”). Company will recommend to the Company’s Board of Directors Compensation Committee that Executive be granted Two Hundred and Fifty Thousand (250,000) stock options, priced at the board meeting currently scheduled for December 9, 2021. The stock options shall vest in equal annual installments over 3 years commencing from the Date of approval by the board or Executive’s start date, whichever is later.

4.4       Expense Reimbursements. It is recognized that Executive in the performance of her duties hereunder may be required to expend reasonable sums for travel and for entertainment of various persons, including representatives of companies with whom the Company has or might expect to have business relations. During the term hereof, the Company shall either advance funds to Executive or reimburse Executive for reasonable business expenses incurred by her in connection with the performance of her duties hereunder, provided Executive properly accounts therefor in accordance with the Company’s policies and procedures.

4.5       Benefits. During the term hereof, Executive shall be eligible to participate in the benefits and perquisites programs (including, without limitation, health, welfare profit sharing, deferred compensation, and severance programs) made available to senior executives from time to time, in each case in accordance with the terms of the applicable plan, program, policy and arrangement in effect from time to time. The Company shall not, however, by reason of this Section 4.5, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such plan or policy, so long as such changes are similarly applicable to similarly situated senior executives generally. Executive shall be entitled to receive from the Company during the term 20 paid time off days accruing annually, as well as six (6) sick days annually, subject to the then existing paid time off policy of the Company.

4.6       Clawback Rights. All amounts paid to Executive by the Company (other than Executive’s Base Salary, Reimbursement of Expenses and Benefits pursuant to paragraph 4.1, 4.4, and 4.5 hereof) during the term of this Agreement and any time thereafter and any and all stock based compensation (including the equity-based awards set forth on Exhibit A attached hereto) granted during the term hereof and any time thereafter (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that the Executive is employed by the Company and upon the termination or expiration of the Executive’s employment and for a period of three (3) years thereafter, if any of the following events occurs, Executive agrees to repay or surrender to the Company the Clawback Benefits as set forth below:

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(a)       if the Company restates (a “Restatement”) any published financial statement that has been filed with the Securities and Exchange Commission covering any period commencing after the Effective Date of this Agreement from which any Clawback Benefits to Executive shall have been determined (such restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared), then the Executive agrees to immediately repay or surrender upon demand by the Company any Clawback Benefits which were determined by reference to any Company international sales department financial results reflected in financial statements which were later restated, to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the Restatement of the Company’s financial statements. All Clawback Benefits amounts resulting from such Restatements shall be retroactively adjusted by the Compensation Committee to take into account the relevant restated financial information and if any excess portion of the Clawback Benefits resulting from such restated information is not so repaid or surrendered by the Executive within ninety (90) days of the revised calculation being provided to the Executive by the Company following a publicly announced Restatement, the Company shall have the right to take any and all action to effectuate such adjustment.

(b)       If any material breach of any agreement by Executive relating to confidentiality, non-competition, or non-solicitation (including, without limitation, Sections 7 or 8 hereof) or if any material breach of Company policy or procedures which causes material harm to the Company occurs, as determined by a final judgment from a court of competent jurisdiction, then the Executive agrees to repay or surrender any Clawback Benefits upon demand by the Company and if not so repaid or surrendered within ninety (90) days of such demand, the Company shall have the right to take any and all action to effectuate such adjustment.

The amount of Clawback Benefits to be repaid or surrendered to the Company shall be determined by the Compensation Committee and applicable law, rules and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and Executive. The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.

5.                  Termination of Employment. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term of this Agreement under the following circumstances:

5.1       Voluntary Retirement or Death. In the event of the Executive’s voluntary retirement or death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In the event of the Executive’s retirement after the age of sixty-five or death during the term hereof, the Company shall pay to the Executive (or in the case of death, the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to her estate) (i) any Base Salary and accrued vacation earned but unpaid through the date of such retirement or death, (ii) any Bonus for the fiscal year preceding that in which such retirement or death occurs that was granted but has not yet been paid, payable at such time as discretionary bonuses are payable to similarly situated Company employees but in all events prior to December 31 of the year in which the termination occurs, and (iii) reimbursement for any reasonable expenses of the types specified in Section 4.4 incurred with respect to periods prior to date of such retirement or death.

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5.2       Disability.

5.2.1 The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during her employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, in the opinion of the Chief Executive Officer based upon the advice of a physician chosen by the Company, Executive is unable to perform substantially all of her duties and responsibilities hereunder for thirty (30) consecutive days or an aggregate of sixty (60) days during any period of one hundred and eighty two (182) consecutive calendar days.

5.2.2 The Company may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, while she is employed by the Company and has not yet become eligible for disability income benefits under any disability income plan maintained by the Company, the Executive shall continue to receive the Base Salary in accordance with Section 4.1, be reimbursed for any outstanding business expenses in accordance with Section 4.4 and to receive benefits in accordance with Section 4.5, to the extent permitted by the then-current terms of the applicable benefit plans. Upon becoming so eligible, and until the termination of her employment because of disability, the Company shall pay to the Executive, at its regular pay periods, an amount equal to the excess, if any, of the Executive’s monthly base compensation in effect at the time of eligibility (i.e. 1/12th of the Base Salary) over the amounts of disability income benefits that the Executive is otherwise eligible to receive. Upon termination of the Executive’s employment because of disability, the Company shall pay to the Executive (i) any Base Salary earned but unpaid through the Date of Termination, (ii) any Bonus for the fiscal year preceding the year of termination that was earned but unpaid, payable at such time as discretionary bonuses are payable to similarly situated Company employees but in all events prior to December 31 of the year in which the termination occurs, and (iii) reimbursement of any reasonable expenses incurred by her in the performance of her duties hereunder in accordance with the customary policies of the Company. During the two-month period (or the remaining months of the Term if less than 6 months) following the termination of the Executive’s employment because of disability, the Company shall pay the Executive, at its regular pay periods, an amount equal to the excess, if any, of the Executive’s monthly base compensation in effect at the time of termination (i.e. 1/12th of the Base Salary) over the amounts of disability income benefits that the Executive is otherwise eligible to receive pursuant to the above-referenced disability income plan in respect of such period (“Disability Payments”), provided that the Executive signs an Employee Release as defined in Section 6.1 below.

5.2.3 Except as provided in Section 5.2.2, while the Executive is receiving Disability Payments, the Executive shall not be entitled to receive any Base Salary under Section 4.1 or Bonus payments under Section 4.2, but the Executive shall continue to participate in benefit plans of the Company in accordance with Section 4.5 and the terms of such plans, until the termination of her employment. During the two-month period from the date of eligibility for Disability Payments or termination of employment under this Section 5.2, the Company shall continue to contribute to the cost of the Executive’s participation in one of the group medical plans of the Company, in the same percentage as the Company was contributing at the time of termination of the Executive’s employment, provided that the Executive is entitled to continue such participation under applicable law and plan terms.

5.2.4 If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of her duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or her duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

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5.3       By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following events or conditions shall constitute “Cause” for termination: (i) the willful and continued failure of the Executive to perform substantially her duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the CEO for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the CEO believes that the Executive has not substantially performed her duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of her receipt of such written demand; (ii) the material breach by the Executive of any material provision of this Agreement, if such breach results in a material adverse effect on the Company or its Subsidiaries and if the breach is not cured by the Executive within thirty (30) days of her receipt of such written demand therefore (for the avoidance of doubt, the violation of Section 8.1, 8.3 and 8.5 of this Agreement shall be considered an immediate material breach of a material provision of this Agreement and not subject to the foregoing notice or cure provisions); (iii) the commission of fraud, embezzlement or theft by the Executive; (iv) the conviction of the Executive of, or plea by the Executive of nolo contendre to, any felony or any other crime involving dishonesty or moral turpitude.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive hereunder, other than for payment of any Base Salary earned but unpaid through the Date of Termination and such other vested benefits through the Date of Termination that may not be forfeited in accordance with applicable law. Without limiting the generality of the foregoing, the Executive shall not be entitled to receive any Bonus amounts which have not been paid prior to the Date of Termination hereunder for Cause.

5.4       By the Company Without Cause or by Executive for Good Reason. The Company may terminate the Executive’s employment hereunder at any time without Cause upon thirty days’ prior written notice to the Executive. The Executive may terminate her employment hereunder at any time for Good Reason as defined in the Stock Option Award Agreement (“Award Agreement”) attached hereto as Exhibit B. Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, the Company shall pay to the Executive (i) any Base Salary earned but unpaid through the Date of Termination, (ii) any Bonus for the fiscal year preceding the year of termination that was earned but unpaid, payable at such time as bonuses are payable to similarly situated Company employees but in all events prior to December 31 of the year in which the termination occurs, (iii) reimbursement of any reasonable expenses incurred by her in the performance of her duties hereunder, and (iv) severance in amount equal to Executive’s Base Salary, payable in equal monthly installments beginning ten days after Executive signs, and does not revoke, the Employee Release described in Section 6.1 below.

5.5       Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term hereof or otherwise, then such employment shall be at will.

6.                  Effect of Termination. The provisions of this Section 6 shall apply in the event of termination, whether such termination is due to the expiration of the term hereof, is pursuant to Section 5, or otherwise.

6.1       Payment in Full. Payment by the Company of any Base Salary, Bonus or other specified amounts which are due the Executive under the applicable termination provision of Section 5, shall constitute the entire obligation hereunder of the Company and its Affiliates to the Executive. Any obligation of the Company to provide the Executive Disability Payments, or Bonus payments under this Agreement is expressly conditioned, however, upon the Executive signing a release of claims provided by the Company (the “Employee Release”) within twenty-one days, or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days, following the date on which she gives or receives, as applicable, notice of termination of employment and upon the Executive not revoking the Employee Release thereafter. The obligations of the Company to the Executive under Sections 5.2 or 5.5 hereof are also expressly conditioned upon the Executive’s continued full performance of her obligations under Sections 7 and 8 hereof. The Executive agrees that if she violates any term of Sections 7 and/or 8 at any time, she shall have no entitlement to Disability Payments under Sections 5.2 or 5.5, and that she will promptly reimburse the Company on demand for all monies previously paid to her or on her behalf prior to the date of such violation under Sections 5.2 or 5.5 of this Agreement. The Executive recognizes that, except as expressly provided in Section 5, no compensation is earned after termination of employment.

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6.2       Termination of Benefits. Except for medical insurance coverage continued pursuant to Section 5.2 hereof, the continuation of any benefits pursuant to Section 5.5 hereof and any right of continuation of health coverage at the Executive’s cost to the extent provided by Sections 601 through 608 of ERISA, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payments to the Executive following termination of her employment.

6.3       Survival of Certain Provisions. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purpose of other surviving provisions, including without limitation the obligations of the Executive under Sections 7 and 8 hereof.

7.                  Confidential Information; Intellectual Property.

7.1       Confidentiality. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive acknowledges the importance to the Company and its Affiliates of protecting their Confidential Information and other legitimate interests and agrees that all Confidential Information which she creates or to which she has access as a result of employment with or service as a director of the Company and its Affiliates is and shall remain the sole and exclusive property of the Company and its Affiliates. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of her duties and responsibilities to the Company and its Affiliates) any Confidential Information obtained by the Executive incident to her employment with or service as a director of the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after her employment terminates, regardless of the reason for such termination.

7.1.1 Notwithstanding anything to the contrary contained in this Section 7.1:

(a)	Executive shall not be prevented from, nor shall Executive be criminally or civilly liable under any federal or state trade secret law for, making a disclosure of trade secrets or other Confidential Information that is: (i) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of applicable law; (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) protected under the whistleblower provisions of applicable law; and

(b)	in the event Executive files a lawsuit for retaliation by the Company for Executive’s reporting of a suspected violation of law, Executive may (i) disclose a trade secret to Executive’s attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if Executive (x) files any document containing such trade secret under seal; and (y) does not otherwise disclose such trade secret, except pursuant to court order.

7.2       Return of Documents. All documents, records, files, audio tapes, videotapes and any other media, however stored, of whatever kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall not copy any Documents or remove any Documents from the premises of the Company or its Affiliates, except as required for the proper performance of regular duties for the Company or as expressly authorized in writing by the Board or its designee. The Executive agrees to return to the Company and its Affiliates at the time her employment terminates, and at such other times as may be specified by the Company or its Affiliates, all Documents and other property of the Company and its Affiliates then in her possession or control. The Executive agrees that, if a Document is on electronic media (e.g. a hard disk), upon the request of any duly authorized officer of the Company or its Affiliates, she will disclose all passwords necessary or desirable to enable the Company to obtain access to the Documents.

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7.3       Materials. Executive agrees that all ideas, plans and materials prepared by Executive in the course of her employment by the Company (collectively, the “Materials”) during the term of this Agreement will be considered works-made-for-hire and shall be the Company’s sole and exclusive property. In the event that the Materials are not copyrightable subject matter or for any reason are deemed not to be works-made-for-hire, then, and in such event, by this Agreement, Executive hereby assigns all right, title and interest to said Materials to the Company and agrees to execute all documents required to evidence such assignment. Without limiting the foregoing, it is specifically understood and agreed that Executive will retain no ownership rights whatsoever in or to the Materials. Notwithstanding the foregoing, the Executive understands that the provisions of this Section 7 requiring the assignment of Materials to the Company do not apply to any invention or Materials which qualifies fully under the provisions of California Labor Code Section 2870. Executive will advise the Company promptly in writing of any inventions or Materials that she believes meet the criteria in Labor Code Section 2870.

8.                  Restricted Activities.

8.1       Agreement not to Compete with the Company during the Term of this Agreement. The Executive agrees that, during her employment, she will not, directly or indirectly, own, manage, operate, control, or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in (except for a publicly traded company where she owns no more than 5% of the outstanding stock of such company), or aid or assist anyone else in the conduct of, any business, venture or activity which competes with the Business of the Company or its Subsidiaries (as defined below). Except as otherwise expressly set forth in this Agreement, the Executive further agrees that, during her employment with the Company, she will not enter into any transaction, on her own behalf or that of a third party with any of the Company’s Affiliates, without full disclosure to, and receipt of prior written consent from, the CEO. For purposes of clarity, Company has determined that should the Executive choose to serve on the Board of D-BOX Technologies, Inc., and be compensated for such service by D-BOX Technologies, Inc., such service is permitted, does not currently pose a conflict of interest and does not violate this Agreement.

8.2       Agreement not to Unfairly Compete with the Company after the Term of this Agreement. The Executive acknowledges that access to Confidential Information and to the Company’s and its Affiliates’ customers would give the Executive an unfair competitive advantage, were the Executive to leave employment and use any of the Company’s Confidential Information to unfairly compete with the Company or its Affiliates, and that she is therefore being granted access to Confidential Information and the customers of the Company and its Affiliates in reliance on her agreement hereunder. The Executive therefore agrees that for a period of twelve (12) months following the date her employment with the Company is terminated (the “Non-Competition Period”), she will not utilize any of the Company’s Confidential Information to unfairly compete in any fashion with the Company or its Subsidiaries with respect to the Business of the Company or its Subsidiaries. For purposes of this Section 8, the “Business of the Company or its Subsidiaries” shall mean (a) production and/or distribution of animated or live-action television programming (and/or any musical composition intended to be included therein), or any element thereof, within or without the United States as currently being conducted or planned to be conducted by the Company, and (b) any business activity that is conducted or is actively being planned to be conducted by the Company or by any of its Subsidiaries at or within the twelve month period immediately preceding the Date of Termination that is expected to be material to the Company. The Executive acknowledges that the restrictions contained in Section 8 are sufficiently limited so as not to restrain her from engaging in a lawful profession, trade or business of any kind.

8.3       Agreement Not to Solicit Customers during the Term of this Agreement. The Executive agrees that during her employment hereunder, she will not, on behalf of any person or entity other than the Company and its Affiliates, directly or indirectly, solicit or encourage any customer or vendor of the Company or its Subsidiaries to terminate or diminish their relationships with any of them or violate any agreement with or duty to the Company or any of the Company’s Subsidiaries.

8.4       Agreement Not to Solicit Customers after the Term of this Agreement. The Executive acknowledges that access to Confidential Information regarding the Company’s and its Subsidiaries’ customers would give the Executive an unfair competitive advantage were the Executive to leave employment and begin competing with the Company or its Subsidiaries, and she is therefore being granted access to Confidential Information regarding the customers of the Company and its Subsidiaries in reliance on her agreement hereunder. The Executive agrees that for a period of twelve (12) months following the Date of Termination (the “Non-Solicitation Period”), she will not, directly or indirectly, use or rely in any way upon any Confidential Information of the Company or its Subsidiaries to recruit, solicit, or otherwise seek to induce any customer or vendor of the Company or its Subsidiaries to terminate or diminish their relationship with or violate any agreement with or duty to the Company or its Subsidiaries.

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8.5       Agreement Not to Solicit Employees or Other Service Providers. The Executive agrees that during her employment hereunder she will not, directly or indirectly, (a) recruit, solicit, or otherwise seek to induce any employees of the Company or its Subsidiaries to terminate their employment or violate any agreement with or duty to the Company or its Subsidiaries, or (b) recruit, solicit, or otherwise seek to induce any individual providing services to the Company or its Subsidiaries as an independent contractor, consultant, or through any other relationship to terminate or diminish their relationships with the Company or its Subsidiaries.

8.6       Independent Effect. Executive agrees that each of the covenants set forth in this Section 8 is a separate and independent covenant from any of Executive’s other obligations set forth herein and each shall be given its independent effect such that no provision of this Section 8 shall modify or otherwise limit the terms of any other covenant of Executive pursuant to this Agreement, including pursuant to Section 7 hereof, even if such other covenant concerns the same or similar subject matter whether any such covenant is more general or more specific, narrower or broader or otherwise.

9.                   Enforcement of Covenants. The Executive acknowledges that she has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon her pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were she to breach any of the covenants or agreements contained in Sections 7 or 8 hereof, the damage to the Company and its Affiliates could be irreparable. The Executive therefore agrees that the Company shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements. The Company’s Affiliates shall also have the right to enforce all of the Employee’s obligations to such Affiliates hereunder, including without limitation pursuant to Sections 7 and 8 hereof, and each of such Affiliates shall otherwise be a third party beneficiary of this Agreement. The parties further agree that in the event that any provision of Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10.                Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of her obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or solicitation or similar covenants, a court order or any other obligations that would affect the performance of her obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its Subsidiaries any proprietary information of a third party without such party’s consent.

11.               Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

11.1 “Affiliate” shall mean, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (b) with respect to any natural Person, any member of the immediate family of such natural Person.

11.2 “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom any of them compete or do business, or with whom any of them plan to compete or do business, and any and all information the disclosure of which would otherwise be adverse to the interests of the Company or any of its Affiliates. Confidential Information includes without limitation such information relating to (i) the products and services sold or offered by the Company or any of its Affiliates, technical data, methods and processes of the Company, (ii) the costs, sources of supply, financial performance and marketing activities and strategic plans of the Company and its Affiliates, (iii) the identity and special needs of the customers of the Company and its Affiliates and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates may receive or has received belonging to others with any understanding, express or implied, that it would not be disclosed. Confidential Information shall not include (i) any information that is, or becomes generally available to the public, unless such availability occurs as a result of the Executive’s breach of any portion of this Agreement or any other obligation the Executive owes to the Company, (ii) information that was known by or in the possession of Executive prior to the Effective Date, or (iii) information that is provided to Executive by a third party that is not subject to any restrictions on its use or disclosure.

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11.3 “ERISA” means the federal Employee Retirement Income Security Act of 1974 or any successor statute, and the rules and regulations thereunder, and, in the case of any referenced section thereof, any successor section thereto, collectively and as from time to time amended and in effect.

11.4 “Intellectual Property” means any invention, formula, pattern, compilation, program, device, method, technique or process (whether or not patentable or registrable under copyright statutes) conceived, made, or first actually reduced to practice by the Executive (whether alone or jointly with others) during the Executive’s employment by the Company; provided, however, that Intellectual Property does not include any invention (i) that is developed on the Executive’s own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its Affiliates, unless such invention relates at the time of conception or reduction to practice of the invention (a) to the business of the Company, (b) to the business of an Affiliate of the Company for whom the Executive has performed services, (c) to the actual or demonstrably anticipated research or development of the Company or any of its Affiliates, provided that, in the case of an Affiliate of the Company, the Executive has, or reasonably would be expected to have, knowledge of such research or development as a result of her employment or (d) results from any work performed by the Executive for the Company or any of the Affiliates; or (ii) that the Executive may otherwise not be required to assign to the Company under applicable California law.

11.5 “Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

11.6 “Subsidiary” means any corporation, partnership, limited liability company or other entity with respect to a specified Person (or a Subsidiary thereof) owns a majority of the common stock, partnership interests or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

12.               Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law or withheld by the Company at the request of the Executive.

13.               D&O Insurance: The Executive shall be defended and provided indemnification by the Company to the maximum extent provided by law for any claims and damages arising out of her employment with and providing services to the Company. During the Term of this agreement and for a period of six years thereafter, the Company, or any successor to the Company resulting from a Change of Control, shall have and maintain a market-standard (for officers of a publicly traded company) Directors’ and Officers’ liability insurance policy (the “D&O Insurance”) providing coverage to Executive. Copies of the Company's charter, by-laws and D&O Insurance will be made available to the Executive upon request.

14.                Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

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A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive terminations plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

15.                Miscellaneous.

15.1 Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive (a) in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, one of its Affiliates or any other Person or transfer all or substantially all of its properties or assets to one of its Affiliates or any other Person, in which event such Affiliate or Person shall be deemed the “Company” for all purposes of this Agreement, or (b) to any senior lender to the Company or any Subsidiary thereof as collateral security. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

15.2 Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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15.3 Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and any expressly authorized representative of the Company.

15.4 Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed (a) in the case of the Executive, to her last address on record with the Company, or (b) in the case of the Company, at its principal place of business and to the attention of the Board; or to such other address as either party may specify by notice to the other actually received.

15.5 Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with the Company or any of its Affiliates, with respect to the terms and conditions of the Executive’s employment with the Company or its Subsidiaries.

15.6 Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

15.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

15.8 Dispute Resolution. Any dispute arising out of or relating to payment to Executive of any amount hereunder or the amount or calculation thereof, or any other dispute arising in any way out of this Agreement, including its existence, validity or breach will be arbitrated privately and confidentially in Los Angeles, California, by one arbitrator duly appointed by the American Arbitration Association (“AAA”). The result of any such arbitration shall be binding but shall not be made public, unless necessary to confirm such arbitration award after nonpayment of the award for a period of at least fifteen (15) days after notice to Company of the arbitrator’s decision. The arbitration will be conducted in accordance with the Employment Arbitration Rules and Procedures of the AAA.. Notwithstanding anything in this paragraph to the contrary, however, Company recognizes that Executive’s Services hereunder are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by Executive (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of Executive’s Services and/or the misappropriation of any confidential information or trade secrets), Company shall, in addition to all other remedies available to it, be entitled to equitable relief by way of injunction and any other equitable remedies. The provisions contained in this paragraph shall survive the termination of Company’s engagement and Executive’s Services with Company. The final hearing shall commence within ninety (90) days after the arbitrator is appointed by AAA.

15.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of California without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

15.10 Third Party Beneficiaries. This Agreement is for the benefit of the parties hereto and their respective successors and permitted assigns and shall not and is not intended to, confer any rights or remedies upon any person other than the parties and each of their respective successors and permitted assigns.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:
GENIUS BRAND INTERNATIONAL, INC.

By: /s/ Michael Jaffa
Name: Michael Jaffa
Title: COO

THE EXECUTIVE:

/s/ Zrinka Dekic____________________________

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EXHIBIT A

(see attached)

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EXHIBIT B

(Stock Option Agreement)

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